Exhibit 99.1

RECAPITALIZATION AGREEMENT

RECAPITALIZATION AGREEMENT, made this 20th day of June, 2008 (this “Agreement”), among World Heart Corporation (the “Company”), World Heart Inc. (“WHI”), ABIOMED, Inc. (“Abiomed”), Venrock Partners V, L.P., Venrock Associates V, L.P. and Venrock Entrepreneurs Fund V, L.P. (collectively, “Venrock”), Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Life Sciences Fund, L.P. (collectively, “SSF”) and the investors, mutually agreed upon by Venrock and SSF, such approval not to be unreasonably withheld, delayed or conditioned, who become party hereto after the date of this Agreement by executing and delivering a counterpart of the Joinder Agreement attached hereto as Exhibit A. SSF, Venrock and such investors are hereinafter referred to collectively as the “Investors” and individually as an “Investor”.

WHEREAS, Abiomed, the Company and WHI have previously entered into a Note Purchase Agreement, dated December 11, 2007 (as amended on March 11, 2008, the “Note Purchase Agreement”), pursuant to which, among other things, Abiomed acquired a $5,000,000 8% Secured Convertible Promissory Note from the Company and WHI (the “Note”) and a Warrant for 3,400,000 shares of Common Stock (the “Warrant”) (capitalized terms used herein have the respective meanings ascribed thereto in the Note Purchase Agreement unless otherwise defined herein);

WHEREAS, the Note is secured by a security interest in all of the assets of the Company and WHI; the Note is a valid and binding obligation of the Company and WHI; the Company is currently in default under the Note; that as a result of the default under the Note, the Note is currently due and payable in its entirety; and that $5,000,000 of principal and approximately $186,959 of interest (as of June 18, 2008) is currently payable under the Note;

WHEREAS, Abiomed has agreed, effective as of and simultaneous with the closing of the Offering (as defined below), to convert the full amount of principal and interest owed on the Note into 86,000,000 Common Shares, no par value, of the Company (the “Common Stock”) upon the terms and subject to the conditions set forth herein and in full satisfaction of the Note (the “Conversion”); and

WHEREAS, in connection with and effective as of and simultaneously with the consummation of the Conversion, Abiomed, the Company and WHI have agreed to terminate all the other existing agreements, arrangements and understandings among Abiomed, the Company and WHI (other than the express agreements contained in the Transaction Documents), including, without limitation, the Purchase Agreement, the Warrant, the Security Agreements, the Support Services Agreement and the Registration Rights Agreement (collectively, together with the Note, the “Abiomed Agreements”), and specifically including, without limitation, forgiveness of amounts owed to Abiomed under the Support Services Agreements, termination of the Warrant without exercising it, termination of Abiomed’s antidilution rights under the Note, the release of Abiomed’s security interests in the assets of the Company and WHI, and a reduction in the distribution rights previously granted to Abiomed to those set forth in this Agreement; and

WHEREAS, the Investors have severally and not jointly agreed to purchase an aggregate of 300,000,000 shares of Common Stock at a purchase price of $0.10 per share (the “Per Share Purchase Price”) on the terms and subject to the conditions set forth herein (the “Offering”); and

WHEREAS, SSF and Venrock are simultaneously herewith providing the Company with a bridge facility under which the Company may borrow up to $1,000,000 pending the closing of the Offering and the Conversion (the “Bridge Facility”); and

WHEREAS, the Company, Abiomed and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and applicable Canadian securities laws; and

WHEREAS, at the Closing (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “New Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Abiomed Change of Control” means (i) any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the 1934 Act, or any successor provision thereto, shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than 50% of the aggregate voting power of Abiomed; (ii) Abiomed merges into or consolidates with any other Person, or any Person merges into or consolidates with Abiomed and, after giving effect to such transaction, the shareholders of Abiomed immediately prior to such transaction own less than 50% of the aggregate voting power of Abiomed or the successor entity of such transaction; or (iii) Abiomed sells or transfers all or substantially all of its assets, in one or a series of related transactions, to another Person.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Bankruptcy Event” means any of the following events: (a) any action is taken by or against the Company or any Subsidiary (other than by Abiomed or its Affiliates or by any Person acting on behalf of Abiomed or its Affiliates) under any bankruptcy, reorganization, winding up, arrangement, restructuring, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) the Company or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (c) any custodian, receiver, trustee or any similar official is appointed for the Company or any Subsidiary or any substantial part of the Company’s or any Subsidiary’s property; (d) under applicable law the Company or any Subsidiary makes a general assignment for the benefit of creditors; or (e) the directors of the Company or any Subsidiary vote for or direct the winding down of the affairs of such entity.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Change of Control” means (i) any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) under the 1934 Act, or any successor provision thereto (other than one or more of the Investors and their Affiliates), shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than 50% of the aggregate voting power of the Company; (ii) the Company merges into or consolidates with any other Person (other than one or more of the Investors and their Affiliates), or any Person (other than one or more of the Investors and their Affiliates) merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction; or (iii) the Company sells or transfers all or substantially all of its assets, in one or a series of related transactions, to another Person (other than one or more of the Investors and their Affiliates).

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the New Registration Rights Agreement.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not have occurred solely as a result of (i) the Company continuing to incur losses consistent with its past performance and current business plans, or (ii) a drop in the trading price of the Common Stock in and of itself (and not with respect to the underlying causes of such drop).

“Nasdaq” means The Nasdaq Capital Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proposal” has the meaning set forth in Section 7.9.

“Registration Statement” has the meaning set forth in the New Registration Rights Agreement.

“Reverse Split” means a reverse split of the outstanding Common Stock approved by the Board of Directors of the Company, including any Abiomed Designee, Venrock Designee and SSF Designee, and by the shareholders of the Company.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the shares of Common Stock being acquired by Abiomed and the Investors hereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Bridge Facility and the New Registration Rights Agreement.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Transactions at Closing. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the following transactions shall occur simultaneously:

(a) Abiomed shall surrender to the Company the Warrant and shall deliver to the Company for conversion pursuant to the terms hereof the Note.

(b) Abiomed, the Company and WHI shall execute and deliver to the Investors one or more written instruments effective as of the Closing, in form and substance reasonably satisfactory to the Investors and Abiomed, terminating all obligations of the parties under the Note and the other Abiomed Agreements, releasing all security interests Abiomed may have in the assets of the Company and WHI under the Abiomed Agreements or otherwise, permanently waiving any and all rights with respect to any Event of Default that may have existed under the Note, the Warrant or any other Abiomed Agreement at any time on or prior to the Closing, and effective as of and subject to the Closing, releasing the Company and WHI from all claims Abiomed or certain related parties may have against the Company or WHI (other than claims arising under the Transaction Documents), and releasing Abiomed and certain related parties from all claims the Company or WHI may have against Abiomed or such related parties (other than claims arising under the Transaction Documents) (the “Abiomed Satisfaction and Release Documents”).

(c) The Company shall deliver to Abiomed one or more certificates in the name of Abiomed or its nominee, bearing appropriate restrictive legends (including any legends required by applicable Canadian securities laws), representing an aggregate of 86,000,000 shares of Common Stock.

(d) SSF and Venrock shall surrender to the Company any promissory notes issued to them under the Bridge Facility.

(e) The Company shall issue to each Investor one or more certificates in the name of such Investor or its nominee, bearing appropriate restrictive legends (including any legends required by applicable Canadian securities laws), representing the shares of Common Stock set forth opposite its name on the signature pages to this Agreement in exchange for a cash purchase price equal to the product of the Per Share Purchase Price and such shares (each, a “Cash Purchase Price”); provided, however, that the Cash Purchase Price payable by any Investor which is a party to the Bridge Facility shall be offset by the principal and interest payable to such Investor under the Bridge Facility to and including the Closing Date. The Cash Purchase Price shall be payable by wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company.

3. Closing. The closing (the “Closing”) of the Offering and the Conversion shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, on the first business day after the satisfaction or waiver of the conditions set forth in Section 6, or at such other location and on such other date as the parties hereto shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

4. Representations and Warranties of the Company. The Company and WHI hereby jointly and severally represent and warrant to Abiomed and the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4. 1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 4.1 hereto.

4.2 Authorization. The Company has full power and authority and , except for approval of the Proposal by its shareholders as contemplated in Section 7.9, has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3 Capitalization. Schedule 4.3 sets forth as of the date hereof (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s equity incentive plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Securities) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state, provincial and U.S. federal and Canadian securities laws and any rights of third parties. Except as described on Schedule 4.3, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described on Schedule 4.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 4.3 and except for the New Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described on Schedule 4.3 and except as provided in the New Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

Except as described on Schedule 4.3, the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described on Schedule 4.3, the Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance. The Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5 Consents. Except for approval of the Proposal by its shareholders as contemplated in Section 7.9, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and U.S. federal and Canadian securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of Abiomed and each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Continuance or Bylaws that is or could reasonably be expected to become applicable to Abiomed or the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by Abiomed and the Investors or the exercise of any right granted to Abiomed and the Investors pursuant to this Agreement or the other Transaction Documents.

4.6 Delivery of SEC Filings; Business. The Company has made available to Abiomed and the Investors through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7 Use of Proceeds. The net proceeds of the sale of the Securities shall be used by the Company for working capital and general corporate purposes.

4.8 SEC Filings. At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9 No Conflict, Breach, Violation or Default. Subject to the approval of the Proposal by its shareholders as contemplated in Section 7.9, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Articles of Continuance or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (ii)(a) any statute, rule, regulation, order, judgment or decree of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4.10 Financial Statements. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-QSB under the 1934 Act).

4.11 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.12 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.13 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.14 Private Placement. The offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.15 Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.16 No Material Adverse Change. Since March 31, 2008, except as identified and described in the SEC Filings, except as disclosed to Abiomed, SSF and Venrock in connection with the preparation of the Budget (as defined in the Bridge Facility) or as described on Schedule 4.16, there has not been:

(i) any material adverse change in the consolidated financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any agreement by the Company to, nor any satisfaction or discharge of, any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to the Company’s Certificate of Continuance or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary; or

(x) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect.

4.17 Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses other than as contemplated herein and in the Abiomed Agreements. To the Company’s Knowledge, the Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

(d) To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential

Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.

4.18 Litigation. Except as described on Schedule 4.18, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2007 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.19 Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

4.20 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.21 Transactions with Affiliates. Except as disclosed in the SEC Filings or as disclosed on Schedule 4.21, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company or shareholders of the Company holding 5% or more of the outstanding voting securities of the Company is presently a party to any transaction with the Company or any Subsidiary (other than, in the case of officers, directors and employees of the Company, as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.22 Solvency. Based on the financial condition of the Company (on a consolidated basis) and WHI (on a stand alone basis) as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s and WHI’s fair saleable value of their assets exceeds the amount that will be required to be paid on or in respect of the Company’s and WHI’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s and WHI’s assets do not constitute unreasonably small capital to carry on their businesses for the current fiscal year as now conducted and as proposed to be conducted including their capital needs taking into account the particular capital requirements of the businesses conducted by the Company and WHI, and projected capital requirements and capital availability thereof; and (iii) the current cash flows of the Company and WHI, together with the proceeds the Company and WHI would receive, were they to liquidate all of their assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of their debts when such amounts are required to be paid.

4.23 Disclosures. Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby and the information disclosed to Abiomed, SSF and Venrock in connection with the preparation of the Budget. The written materials delivered to the Investors in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5. Representations and Warranties of Abiomed and the Investors. Each of Abiomed and the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence. It is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by it of the Transaction Documents to which it is a party have been duly authorized and each will constitute the valid and legally binding obligation of it, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account. The Securities to be received by it hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and it has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by it to hold the Securities for any period of time. It is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience. It acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information. It has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. It acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by it shall modify, limit or otherwise affect its right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities. It understands that the Securities are characterized as “restricted securities” under the U.S. federal and Canadian securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends. It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a) “THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD WITHOUT RESTRICTION PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE].”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8 Accredited Investor. It is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act, and as defined in National Instrument 45-106 under Canadian securities laws.

5.9 No General Solicitation. It did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or it for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by it or on its behalf.

5.11 Prohibited Transactions. Since the earlier of (a) such time as it was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither it nor any of its Affiliates which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to its investments or trading or information concerning its investments, including in respect of the Securities, or (z) is subject to its review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, it shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. It acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the other parties hereto as well as the Company and that each of the other parties hereto shall have an independent right to assert any claims against it arising out of any breach or violation of the provisions of this Section 5.11.

5.12 Ownership of Surrendered Securities. In the case of Abiomed, it owns the Note and the Warrant, and in the case of any Investor participating in the Bridge Facility, it owns the promissory notes issued thereunder, beneficially and of record, free and clear of any liens, claims or encumbrances (collectively, “Encumbrances”), other than those created pursuant to the terms of the Transaction Documents and, in the case of Abiomed, the Abiomed Agreements, and those arising under applicable U.S. federal and Canadian securities laws and provincial and state securities laws. Except as set forth in the Transaction Documents, and, in the case of Abiomed, the Abiomed Agreements, there are no agreements (i) granting any option, warrant or right of first refusal with respect to such securities to any Person, (ii) restricting its right to surrender such securities to the Company, or (iii) restricting any other of its rights with respect to such securities. Subject to compliance with the requirements of the Act, it has the absolute and unrestricted right, power and capacity to sell, assign and surrender such securities to the Company free and clear of any Encumbrances (except for Encumbrances created pursuant to the Transaction Documents and those arising under applicable federal and state securities laws).

5.13 Acknowledgement. Each of Abiomed and the Investors hereby acknowledges, agrees and consents to

(a) the disclosure of Personal Information (as defined below) to each of the Company, the Ontario Securities Commission (the “OSC”) and the Toronto Stock Exchange (the “TSX”);

(b) the collection, use and disclosure of Personal Information by the TSX for the purposes identified by the TSX, from time to time; and

(c) the collection, use and disclosure of Personal Information by the Company for corporate finance and shareholder communication purposes or such other purposes as are necessary to the Company’s business.

If Abiomed or the Investors are resident in or otherwise subject to the securities laws of the Province of Ontario, each of Abiomed and the Investors acknowledges and agrees that it has been notified by the Company (i) of the delivery to the OSC of Personal Information pertaining to Abiomed and the Investors, including, without limitation, the full name, residential address and telephone number of Abiomed and the Investors, the number and type of securities purchased and the purchase price, (ii) that this information is being collected indirectly by the OSC under the authority granted to it in securities legislation, (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (iv) that the title, business address and business telephone number of the public official in Ontario who can answer questions about the OSC’s indirect collection of the information is the Administrative Assistant to the Director of Corporate Finance, the Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086, Facsimile: (416) 593-8252, and (v) Abiomed and the Investors hereby authorizes the indirect collection of the information by the OSC. For the purposes of this paragraph Personal Information means any information about a person (whether an individual or otherwise) and includes personal information about Abiomed and the Investors contained in this Agreement and any exhibits or schedules hereto.

6. Conditions to Closing.

6.1 Conditions to the Obligations of Abiomed. The obligation of Abiomed to effect the Conversion and to execute and deliver the Abiomed Satisfaction and Release Documents at the Closing is subject to the fulfillment to Abiomed’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Abiomed:

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the Conversion and the Offer, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered to Abiomed the Abiomed Satisfaction and Release Documents.

(d) The Company shall have received aggregate proceeds from the Offering of not less than Thirty Million Dollars ($30,000,000) (including amounts outstanding under the Bridge Facility).

(e) The Company and the Investors shall have completed all transactions to be completed by them pursuant to Section 2 hereof.

(f) The Company and the Investors shall have executed and delivered the New Registration Rights Agreement.

(g) The Company shall have received an exemption from Nasdaq’s shareholder approval rules pursuant to Marketplace Rule 4350(i)(2) and shall have complied with all of the requirements set forth in such Rule, including the ten-day notice period specified therein. The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the inclusion of the Securities in the Nasdaq Capital Market, a copy of which shall have been provided to Abiomed.

(h) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(i) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(j) There shall not have occurred a Material Adverse Effect.

(k) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e), (g), (h), (i) and (j) of this Section 6.1.

(l) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Continuation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(m) Abiomed shall have received an opinion from McCarthy Tétrault LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to Abiomed and addressing (i) due authorization, (ii) no conflicts with the Certificate of Continuance and Bylaws of the Company, (iii) consents required under and compliance with Canadian securities laws and the Certificate of Continuance and Bylaws of the Company and (iv) due authorization and issuance of the Securities, including that they are fully paid and non-assessable.

6.2 Conditions to the Obligations of the Investors. The obligation of the Investors to consummate the purchase of the Securities at the Closing is subject to the fulfillment to each Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by an Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the Conversion and the Offer, all of which shall be in full force and effect.

(c) Abiomed shall have executed and delivered to the Company the Abiomed Satisfaction and Release Documents.

(d) The Company and Abiomed shall have completed all other transactions to be completed by them pursuant to Section 2 hereof.

(e) The Company, Abiomed and each other Investor shall have executed and delivered the New Registration Rights Agreement.

(f) The Company shall have received an exemption from Nasdaq’s shareholder approval rules pursuant to Marketplace Rule 4350(i)(2) and shall have complied with all of the requirements set forth in such Rule, including the ten-day notice period specified therein. The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the inclusion of the Securities in the Nasdaq Capital Market, a copy of which shall have been provided to the Investors.

(g) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(h) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(i) There shall not have occurred any Material Adverse Effect.

(j) The Company shall have received aggregate proceeds from the Offering of not less than Thirty Million Dollars ($30,000,000) (including amounts outstanding under the Bridge Facility).

(k) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c), (d), (f), (g), (h), (i) and (j) of this Section 6.2.

(l) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Continuance and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(m) The Investors shall have received an opinion from McCarthy Tétrault LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing (i) due authorization, (ii) no conflicts with the Certificate of Continuance and Bylaws of the Company, (iii) consents required under and compliance with Canadian securities laws and the Certificate of Continuance and Bylaws of the Company and (iv) due authorization and issuance of the Securities, including that they are fully paid and non-assessable.

6.3 Conditions to Obligations of the Company. The Company’s obligation to consummate the Conversion and the Offer at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by Abiomed and the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) Abiomed and the Investors shall have completed all transactions to be completed by them pursuant to Section 2 hereof.

(c) Abiomed and the Investors shall have executed and delivered the New Registration Rights Agreement.

6.4 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, Abiomed and the Investors to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company, Abiomed and the Investors;

(ii) By the Company if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By Abiomed (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by Abiomed;

(iv) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(v) By either the Company, Abiomed (with respect to itself only) or any Investor (with respect to itself only) if the Closing has not occurred on or prior to August 31, 2008;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company, Abiomed or any Investor of its obligations to effect the Closing pursuant to this Section 6.4, written notice thereof shall forthwith be given to the other parties by the Company and the other parties shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other parties hereto. Nothing in this Section 6.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements.

7.1 Forbearance. Until the earlier of (i) the termination of this Agreement in accordance with its terms, including, without limitation, termination by Abiomed pursuant to Section 6.4(a)(v), (ii) any demand for payment or declaration of default under the promissory notes issued in the Bridge Facility, and (iii) the occurrence of any Bankruptcy Event prior to the Closing, Abiomed shall forbear from exercising the Warrant or exercising any of its rights or remedies under the Note and the Security Agreements or take any other action with respect to the Company, WHI or any of their Affiliates as a result of any Event of Default or event which, with the giving of notice, the lapse of time, or both, would become an Event of Default under the Note or the Security Agreements. Abiomed hereby (a) consents to the Company and WHI entering into the Bridge Facility, (b) waives any provision of the Note and the other Abiomed Agreements that would prohibit (x) the incurrence of the indebtedness by the Company and WHI under the Bridge Facility or (y) the Company or WHI from entering into or otherwise performing under the Bridge Facility and (c) waives any Event of Default or event which, with the giving of notice, the lapse of time, or both, would become an Event of Default under the Note or the Security Agreements solely as a result of the Company or WHI entering into or otherwise performing under the Bridge Facility (except, in each case, with respect to payment of the Bridge Facility prior to the Closing). Abiomed acknowledges that each of Venrock and SSF shall be an express third party beneficiary of the provisions of this Section 7.1 and shall have the right to enforce the same against Abiomed in its own name. Each of Venrock and SSF shall (i) provide Abiomed with written notice of any demand for repayment under the Bridge Facility at or prior to the same time that such demand is made to the Company and/or WHI, and (ii) provide Abiomed with notice of any event of default under the Bridge Facility. Each of Venrock and SSF acknowledge and agree that they will not take any lien or security interest in any of the assets of the Company or WHI to secure the Bridge Facility without Abiomed’s prior written consent.

7.2 Reports. The Company will furnish to Abiomed, the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by Abiomed, the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to Abiomed, the Investors, or to their respective advisors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides Abiomed, the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and Abiomed or any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to Abiomed and the Investors under the Transaction Documents.

7.4 [reserved]

7.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6 Nasdaq Listing. Promptly following the Closing, the Company shall take all necessary action to satisfy all continued listing criteria necessary to maintain the listing of the Common Stock with The Nasdaq Capital Market, including, without limitation, effecting the Reverse Split in accordance with the provisions of Section 7.9 below. Upon attaining compliance with such continued listing criteria, the Company will thereafter use commercially reasonable efforts to comply in all respects with any applicable requirements of The Nasdaq Capital Market.

7.7 Termination of Covenants. The provisions of Sections 7.2 through 7.5 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the New Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the New Registration Rights Agreement) shall terminate.

7.8 Removal of Legends. In connection with any sale or disposition of the Securities by Abiomed or an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act and pursuant to any applicable Canadian securities laws such that the purchaser acquires freely tradable shares and upon compliance by Abiomed or an Investor with the requirements of this Agreement, the Company shall or, in the case of Common Stock, shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Securities sold or disposed of without restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Securities becoming freely tradable by a non-affiliate pursuant to Rule 144 and any applicable Canadian securities laws, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by Abiomed or an Investor that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by Abiomed or such Investor that it has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act and applicable Canadian securities laws. From and after the earlier of such dates, upon the written request of Abiomed or an Investor, the Company shall promptly cause certificates evidencing its Securities to be replaced with certificates which do not bear such restrictive legends. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to Abiomed or the Investor, as applicable, within three (3) Business Days of submission by Abiomed or that Investor of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by the Abiomed or such Investor, Abiomed or such Investor, or any third party on its behalf or for its account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Abiomed or such Investor of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to Abiomed or such Investor (for costs incurred either directly by it or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by Abiomed or such Investor as a result of the sale to which such Buy-In relates. Abiomed or the affected Investor shall provide the Company written notice indicating the amounts payable to it in respect of the Buy-In.

7.9 Proxy Statement; Shareholders Meeting.

(a) Promptly following the Closing the Company shall take all action necessary to call a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking approval of the Company’s shareholders for the Reverse Split (the “Proposal”). In connection therewith, the Company will promptly prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Shareholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly file definitive proxy materials with the SEC and Canadian securities authorities and mail such proxy materials to the shareholders of the Company. Abiomed and each Investor shall promptly furnish in writing to the Company such information relating to it and its investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement. The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder and with applicable provisions of Canadian securities laws and the Canada Business Corporations Act in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the shareholders of the Company in connection with the Shareholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Shareholders Meeting which has become false or misleading. If the Company should discover at any time prior to the Shareholders Meeting, any event relating to the Company or any of its Subsidiaries or any of their respective affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the 1934 Act, the Company will promptly inform Abiomed and the Investors thereof.

(b) Promptly following the conclusion of the Shareholders Meeting, the Company shall take all action necessary to effect the Reverse Split and shall notify Abiomed and each Investor when the Reverse Split becomes effective.

7.10 Director Designee.

(a) So long as Abiomed and/or one or more of its Affiliates collectively are the beneficial owners of at least 5% of the outstanding Common Stock (determined in accordance with Rule 13d-3 under the 1934 Act), Abiomed shall have the right to designate one person for election to the Board of Directors of the Company, who shall be Michael R. Minogue or, if he is no longer the Chief Executive Officer of Abiomed, the then current Chief Executive Officer of Abiomed (the “Abiomed Designee”). The Company shall use its commercially reasonable efforts to cause the Abiomed Designee to be elected to the Company’s Board of Directors promptly following Abiomed’s request. Abiomed shall have the right to remove or replace any Abiomed Designee by giving notice to such Abiomed Designee and the Company. The Company shall use its commercially reasonable efforts to effect the removal or replacement of any such Abiomed Designee. At any time that Abiomed has the right to appoint an Abiomed Designee and there is no Abiomed Designee on the Company’s Board of Directors, Abiomed will have the right to designate one representative (the “Abiomed Observer”) to attend all meetings of the Company’s Board of Directors and any meeting of any committee of the Company’s Board of Directors; provided, however, that the Company shall have the right to exclude the Abiomed Observer from any meeting of the Board of Directors of the Company or any committee thereof, for the affected portion of the meeting only, to the extent such meeting has discussion of any agreement, arrangement, or understanding with Abiomed or any of its Affiliates or if the Company, with the advice of counsel, determines in good faith that the attendance of the Abiomed Observer at such meeting or portion thereof will (i) violate applicable law, rule or regulation, (ii) jeopardize any available claim of privilege or (iii) present a potential conflict of interest with Abiomed due to the matters to be discussed at such meeting (all such exclusions, the “Exclusions”); provided, however, that the Company shall inform Abiomed prior to such meeting or portion of such meeting of all occasions in which it determines that an Exclusion applies. To the extent that the Abiomed Observer is unavailable to attend any such meeting, Abiomed may send a substitute representative in place of the Abiomed Observer for such meeting. The Company shall give Abiomed prompt prior written notice of any meeting of the Board of Directors or any committee thereof (including notice of any Exclusions related thereto known by the Company at that time) at the time that notice of such meeting is given to the directors, which notice shall include all materials provided to the directors relating to such meeting; provided, however, that the Company shall not be obligated to provide any such materials to Abiomed to the extent that an Exclusion applies to such materials. The Abiomed Observer shall be entitled to participate in such meetings either in person or by conference telephone. Abiomed’s rights under this Section 7.10(a) shall terminate if Abiomed has not designated its first Abiomed Designee on or prior to the second anniversary of the Closing. Notwithstanding the foregoing, Abiomed’s rights to appoint an Abiomed Designee or to have an Abiomed Observer shall terminate on the fifth anniversary of the Closing Date.

(b) So long as Venrock and/or one or more of its Affiliates collectively are the beneficial owners of at least 5% of the outstanding Common Stock (determined in accordance with Rule 13d-3 under the 1934 Act), Venrock shall have the right to designate one person for election to the Board of Directors of the Company (the “Venrock Designee”). The Company shall use its commercially reasonable efforts to cause the Venrock Designee to be elected to the Company’s Board of Directors promptly following Venrock’s request. Venrock shall have the right to remove or replace any Venrock Designee by giving notice to such Venrock Designee and the Company. The Company shall use its commercially reasonable efforts to effect the removal or replacement of any such Venrock Designee.

(c) So long as SSF and/or one or more of its Affiliates collectively are the beneficial owners of at least 5% of the outstanding Common Stock (determined in accordance with Rule 13d-3 under the 1934 Act), SSF shall have the right to designate one person for election to the Board of Directors of the Company (the “SSF Designee”). The Company shall use its commercially reasonable efforts to cause the SSF Designee to be elected to the Company’s Board of Directors promptly following SSF’s request. SSF shall have the right to remove or replace any SSF Designee by giving notice to such SSF Designee and the Company. The Company shall use its commercially reasonable efforts to effect the removal or replacement of any such SSF Designee.

(d) Subject to any limitations imposed by applicable law, the Abiomed Designee, the Venrock Designee and the SSF Designee shall be entitled to the same perquisites and indemnification rights, including stock options, reimbursement of expenses, coverage under the Company’s directors’ and officers’ insurance, delivery of a director indemnification agreement substantially in the form entered by, and in no event providing lesser rights than those received by, any other director of the Company and other similar rights in connection with such person’s membership on the Board of Directors of the Company, as every other non-employee member of the Board of Directors of the Company.

7.11 Equal Treatment. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to Abiomed and each Investor by the Company and negotiated separately by Abiomed and each Investor, and is intended for the Company to treat Abiomed and the Investors as a class and shall not in any way be construed as Abiomed and the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

7.12. Distribution Rights. Until the occurrence of a Change of Control, Abiomed shall have a right of first refusal to act as the exclusive distributor in any or all territories in which the Company proposes to sell, for all of the Company’s current and future products, including, without limitation, the Levacor Rotary VAD (each a “New Product”), other than those products currently being sold by the Company on the date of this Agreement to the extent the Company continues to sell them on a continuous basis following the date of this Agreement; provided, however, that the Company shall at all times retain the right, in its sole and unreviewable discretion, to distribute New Products directly, either together with a third-party distribution arrangement entered into in accordance with the requirements of this Section 7.12 or on a stand-alone basis. The procedure for exercising this right of first refusal shall be as follows:

(a) Sufficiently in advance of the Company’s anticipated launch of a New Product (such advance timing to be determined by the Company in its sole and unreviewable discretion, but by way of example, promptly following the FDA’s acceptance of a PMA submission for filing in the US in connection with a New Product), if the Company determines in its sole and unreviewable discretion to seek a third party distributor for a New Product (including engaging a third-party distributor in addition to direct distribution by the Company), the Company shall submit a written offer (an “Offer”) to Abiomed (i) stating that the Company desires to use a third party to distribute a New Product in a territory or territories, (ii) setting forth a complete technical description of the New Product to be distributed, and (iii) stating the third-party distribution terms and conditions that the Company proposes for the New Product, including the expected specific territory or territories that are proposed (the “Offered Terms”).

(b) From and after the date of any Offer, the Company shall provide to Abiomed such additional data and information about the New Product as Abiomed shall reasonably request. Abiomed shall have 20 Business Days from the date of the Offer, to assess the Company’s proposed distribution terms, following which Abiomed shall inform the Company whether it wishes to pursue a relationship to act as the exclusive third-party distributor in the relevant territory or territories, of the New Product by delivery of a notice (a “Distribution Election”) to the Company. Upon receipt by the Company of a Distribution Election, the parties agree to negotiate in good faith, the terms (including without limitation, the exclusive third-party distribution territory or territories and the final distribution terms and conditions, which may be different than the Offered Terms) of a definitive and binding distribution agreement, in form and substance satisfactory to both parties and their counsel. If after a period of 120 calendar days from the date of the Distribution Election, the parties are unable to agree upon the terms of a distribution arrangement, then the Company shall have the right to engage another distributor or distributors, to distribute the New Products in any or all territories covered by the Offer on such terms and conditions as the Company shall approve in its sole and unreviewable discretion. For the avoidance of doubt, in the event that the Company determines in its sole and unreviewable discretion to seek a third-party distributor for a New Product in one or more new territories, the Company shall be required to make a new Offer to Abiomed with respect to such new territory or territories.

(c) All information provided by one of the parties to the other pursuant to this Section 7.12 (other than the terms of a definitive distribution agreement executed by the Company and Abiomed which shall be subject to the confidentiality provisions contained in such agreement), shall constitute the confidential information of such disclosing party and shall not be disclosed by the other party to any third Person without the disclosing party’s prior written consent, which consent may be granted or withheld by the disclosing party in its sole discretion.

7.13 Equity Incentive Plan. Promptly following the Closing, the Company shall take such action as shall be reasonably necessary to establish an equity incentive program (the “Program”) for the benefit of its independent directors, officers, employees and consultants, including, without limitation, taking all action necessary to call a meeting of its shareholders for the purpose of seeking approval of the Company’s shareholders for the Program. The Program, together with any existing equity incentive programs of the Company and its Subsidiaries, shall cover a maximum of 44,000,000 shares of Common Stock and shall have such other terms and conditions as shall be approved by the Company’s Board of Directors, including any Abiomed Designee, Venrock Designee and SSF Designee.

8. Survival and Indemnification.

8.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2 Indemnification. The Company agrees to indemnify and hold harmless Abiomed, each Investor and their respective Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances of any kind which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that it shall be finally determined by a court of competent jurisdiction that such failure to notify shall have materially prejudiced the Company. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld (provided that the Indemnified Person shall have the absolute right in its sole discretion to withhold consent from any settlement of any pending or threatened proceeding if such settlement does not include an unconditional release of such Indemnified Person from any liability arising out of such proceeding), the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto, provided, however, that Abiomed or an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or, except its rights and duties under Section 7.12, in the case of Abiomed, and except for its rights and duties under Section 7.10, in the case of Abiomed and the Investors, to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the other parties hereto; provided, however, that Abiomed may assign its rights and delegate its duties hereunder to any successor entity in an Abiomed Change of Control. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

World Heart Corporation

7799 Pardee Lane

Oakland, CA 94621

Attention: Chief Executive

Fax: (510) 563-4800

With a copy to:

McCarthy Tétrault LLP

40 Elgin Street, Suite 1400

Ottawa, Ontario K1P 5K6

Attention: Virginia Schweitzer

Fax: (613) 563-9386

If to Abiomed or an Investor:

to the addresses set forth on the signature pages hereto.

9.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith; provided, however, that in the event that the Closing occurs the Company shall reimburse Abiomed, Venrock and SSF upon demand for all reasonable out-of-pocket expenses incurred by them, including without limitation reimbursement of attorneys’ fees and disbursements, in connection with the preparation, review and negotiation of the Transaction Documents and the transactions contemplated thereby and any amendment, modification or waiver of this Agreement or the other Transaction Documents. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Abiomed and the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Abiomed and each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company, Abiomed or the Investors without the prior consent of the Company (in the case of a release or announcement by Abiomed or the Investors) or the Investors (in the case of a release or announcement by the Company or Abiomed) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the affected party shall allow the other parties hereto, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the trading day immediately following the Closing Date, the Company shall (i) issue a press release disclosing the consummation of the transactions contemplated by this Agreement and (ii) file a Current Report on Form 8-K attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by applicable law or the SEC or Nasdaq.

9.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12 Independent Nature of Obligations and Rights. The obligations of each Person under any Transaction Document are several and not joint with the obligations of any other Person, and no Person shall be responsible in any way for the performance of the obligations of any other Person under any Transaction Document. The decision of each Person to purchase Securities pursuant to the Transaction Documents has been made by such Person independently of any other Person. Nothing contained herein or in any Transaction Document, and no action taken by any Person pursuant thereto, shall be deemed to constitute the parties hereto as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Person acknowledges that no other Person has acted as agent for such Person in connection with making its investment hereunder and that no Person will be acting as agent of such Person in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Person shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Person to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the other parties hereto has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple parties and not because it was required or requested to do so by any Person.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	WORLD HEART CORPORATION

	By:	/s/ Jal S. Jassawalla
	Name:	Jal S. Jassawalla
	Title:	President and Chief Executive Officer

WORLD HEART INC.

	By:	/s/ Jal S. Jassawalla
	Name:	Jal S. Jassawalla
	Title:	President

ABIOMED, INC.

	By:	/s/ Michael R. Minogue
	Name:	Michael R. Minogue
	Title:	CEO and Chairman

Address for Notice:

22 Cherry Hill Drive
Danvers, MA 02210

The Investors:	SPECIAL SITUATIONS FUND III QP, L.P.

	By:	/s/ Austin W. Marxe
	Name:	Austin W. Marxe
	Title:	General Partner

Number of Shares: 44,000,000
Cash Purchase Price[1]: $4,400,000

Address for Notice:

527 Madison Avenue
Suite 2600
New York, NY 10022

SPECIAL SITUATIONS CAYMAN FUND, L.P.

	By:	/s/ Austin W. Marxe
	Name:	Austin W. Marxe
	Title:	General Partner

Number of Shares: 16,000,000
Cash Purchase Price[2]: $1,600,000

Address for Notice:

527 Madison Avenue
Suite 2600
New York, NY 10022

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

	By:	/s/ Austin W. Marxe
	Name:	Austin W. Marxe
	Title:	General Partner

Number of Shares: 16,000,000

[1]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.
[2]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.

Cash Purchase Price3: $1,600,000

Address for Notice:

527 Madison Avenue
Suite 2600
New York, NY 10022

SPECIAL SITUATIONS LIFE SCIENCES FUND, L.P.

	By:	/s/ Austin W. Marxe
	Name:	Austin W. Marxe
	Title:	General Partner

Number of Shares: 4,000,000 Cash Purchase Price[4]: $400,000

Address for Notice:

527 Madison Avenue Suite 2600 New York, NY 10022

/s/ Austin W. Marxe Austin W. Marxe

Number of Shares: 10,000,000 Cash Purchase Price[5]: $1,000,000

Address for Notice:

527 Madison Avenue Suite 2600 New York, NY 10022

[3]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.
[4]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.
[5]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.

VENROCK PARTNERS V, L.P.

by its General Partner,
Venrock Partners Management V, LLC

	By:	/s/ Anders Hove
	Name:	Anders Hove
	Title:	Member

Number of Shares: 7,650,000 Cash Purchase Price[6]: $765,000

Address for Notice:

530 Fifth Avenue, 22nd Floor New York, NY 10036

VENROCK ASSOCIATES V, L.P. by its General Partner, Venrock Management V LLC

	By:	/s/ Anders Hove
	Name:	Anders Hove
	Title:	Member

Number of Shares: 90,230,000 Cash Purchase Price[7]: $9,023,000

Address for Notice:

530 Fifth Avenue, 22nd Floor New York, NY 10036

[6]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.
[7]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.

VENROCK ENTREPRENEURS FUND V, L.P.

by its General Partner,
VEF Management V LLC

	By:	/s/ Anders Hove
	Name:	Anders Hove
	Title:	Member

Number of Shares: 2,120,000 Cash Purchase Price[8]: $212,000

Address for Notice:

530 Fifth Avenue, 22nd Floor New York, NY 10036

[8]	A portion of the Cash Purchase Price will be paid in part by amounts owed by the Company and WHI under the Bridge Facility as of Closing.

Exhibit A

JOINDER AGREEMENT

Reference is hereby made to the Recapitalization Agreement, dated as of June 20, 2008 (the “Agreement”), among World Heart Corporation (the “Company”), World Heart Inc. (“WHI”), ABIOMED, Inc. and the Investors party thereto. Capitalized terms have the respective meanings ascribed thereto in the Agreement.

The undersigned hereby agrees to be bound by the Agreement as if it were originally a party thereto. Upon acceptance of this Joinder Agreement by the Company and WHI, the undersigned shall be deemed to be a party to the Agreement and to have all of the rights and duties of an “Investor” thereunder.

The number of shares to be acquired by the undersigned and the Cash Purchase Price to be paid by the undersigned are set forth on the signature page hereto.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be executed on its behalf by its duly authorized representative.

(Investor Name)

By:
Name:
Title:

Address for Notice:

Number of Shares:

Cash Purchase Price: $

ACCEPTED:

WORLD HEART CORPORATION

By:
Name:
Title:	Authorized Signatory

WORLD HEART INC.

By:
Name:
Title:	Authorized Signatory

39